SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           TREDEGAR INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           TREDEGAR INDUSTRIES, INC.

                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225

                           [TREDEGAR INDUSTRIES LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS

                                                         MARCH 29, 1996

         TO THE SHAREHOLDERS:

              We invite you to attend the Annual Meeting of Shareholders to be held in THE RESTORED GUN FOUNDRY BUILDING OF THE TREDEGAR IRON WORKS, 500 TREDEGAR STREET, RICHMOND, VIRGINIA, ON TUESDAY, MAY 21, 1996, AT 9:30 A.M., EASTERN DAYLIGHT TIME. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect directors, approve the designation of auditors for the coming year, and approve the Tredegar Industries, Inc. 1996 Incentive Plan.

              Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                              Sincerely yours,

                              /s/ JOHN D. GOTTWALD

                              JOHN D. GOTTWALD
                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           TREDEGAR INDUSTRIES, INC.
                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, no par value ("Common Stock"), of Tredegar Industries, Inc. ("Tredegar") will be held in THE RESTORED GUN FOUNDRY BUILDING OF THE TREDEGAR IRON WORKS, 500 TREDEGAR STREET, IN RICHMOND, VIRGINIA, ON TUESDAY, MAY 21, 1996, AT 9:30 A.M., EASTERN DAYLIGHT TIME for the following purposes:

     1. To elect three directors to serve until the 1999 annual meeting and until their successors are elected;

     2. To approve the designation of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1996;

     3. To approve the Tredegar Industries, Inc. 1996 Incentive Plan; and

     4. To transact such other business as may properly come before the meeting.

     Holders of shares of Common Stock of record at the close of business on March 15, 1996, will be entitled to vote at the meeting.

     You are requested to complete, sign, date and return the enclosed proxy form promptly, regardless of whether you expect to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you have already returned your proxy.

                                   By Order of the Board of Directors

                                   Nancy M. Taylor, SECRETARY

March 29, 1996

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                           TREDEGAR INDUSTRIES, INC.

                            To be held May 21, 1996

                 Approximate date of mailing -- March 29, 1996

     Proxies in the form enclosed are solicited by the Board of Directors of Tredegar (the "Board") for the Annual Meeting of Shareholders to be held on Tuesday, May 21, 1996. Any person giving a proxy may revoke it any time before it is voted by voting in person at the meeting or delivering another proxy, or written notice of revocation, to the Secretary of Tredegar. A proxy, if executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 15, 1996, the date for determining shareholders entitled to vote at the meeting, there were 12,195,350 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

     The cost of the solicitation of proxies will be borne by Tredegar. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Tredegar. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. Tredegar will pay that firm $4,500 for its services plus reimbursement for out-of-pocket expenses.

     Tredegar's address is 1100 Boulders Parkway, Richmond, Virginia 23225.

                             ELECTION OF DIRECTORS

     The Board is divided into three classes of directors as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a three-year term.

     The terms of four of the present directors, Phyllis Cothran, Richard W. Goodrum, Floyd D. Gottwald, Jr., and W. Thomas Rice, will expire at the 1996 Annual Meeting. Ms. Phyllis Cothran and Messrs. Richard W. Goodrum and Floyd D. Gottwald, Jr., have been nominated by the Board for election at the 1996 Annual Meeting for the term expiring at the 1999 Annual Meeting of Shareholders. Mr. W. Thomas Rice will retire from Tredegar's Board upon the expiration of his current term.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. If any of the nominees for director should be unavailable for election, a circumstance that is not expected, the Board may either reduce the number of directors accordingly or designate a substitute nominee in the place and stead of the unavailable person. In the latter event, it is intended that votes in respect of all shares for which proxies have been given will be cast for the election of such substitute nominee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

     Following is certain information concerning the nominees and the directors whose terms of office will continue after the meeting:

AUSTIN BROCKENBROUGH, III - age 59; director since 1993; Managing Director and President of Lowe, Brockenbrough & Tattersall, Inc. (private investment counseling firm) since 1970. Other directorship: Trustee of The Williamsburg Investment Trust. Term expires 1997.

PHYLLIS COTHRAN - age 49; director since 1993; President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a health insurance (and related services) company, since November 1990. Other directorships: Central Fidelity Banks, Inc. and Ethyl Corporation ("Ethyl"). Term expires 1996.

RICHARD W. GOODRUM - age 68; director since 1989; Executive Vice President and Chief Operating Officer of Tredegar since July 10, 1989. Mr. Goodrum will retire as an officer of Tredegar effective as of April 1, 1996. Term expires 1996.

BRUCE C. GOTTWALD - age 62; director since 1989; Chairman of the Board and Chief Executive Officer of Ethyl, a petroleum additives company, since March 1, 1994; having served previously as President, Chief Executive Officer and Chief Operating Officer of Ethyl from 1969 until March 1, 1994. Other directorships:
Albemarle Corporation ("Albemarle"), Ethyl, First Colony Corporation ("First Colony"), James River Corporation and CSX Corporation. Term expires 1997.

FLOYD D. GOTTWALD, JR. - age 73; director since 1989; Chairman of the Board and Chief Executive Officer of Albemarle, a chemicals company, and Vice Chairman of Ethyl since March 1, 1994; having served previously as Chairman of the Board of Ethyl from 1968 until March 1, 1994. Other directorships: Albemarle, Ethyl and First Colony. Term expires 1996.

JOHN D. GOTTWALD - age 41; director since 1989; President and Chief Executive Officer of Tredegar since July 10, 1989. Other directorship: Albemarle. Term expires 1998.

ANDRE B. LACY - age 56; director since 1989; Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. (distribution and manufacturing holding company), and Managing General Partner of LDI, Ltd. (industrial and investment limited partnership) since 1986. Other directorships:
Albemarle, Ethyl, IPALCO Enterprises, Inc. and Patterson Dental Company. Term expires 1998.

EMMETT J. RICE - age 76; director since 1989; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships:
Albemarle, Ethyl and Jardine-Fleming China Region Fund. Term expires 1998.

NORMAN A. SCHER - age 58; director since 1989; Executive Vice President, Chief Financial Officer and Treasurer of Tredegar since July 10, 1989. Other directorship: DIMON, Incorporated. Term expires 1997.

     There were six meetings of the Board held during 1995. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board held during 1995 and the total number of meetings held by all committees of the Board on which the director then served.

     Tredegar has an Executive Committee consisting of Messrs. John D. Gottwald, Richard W. Goodrum and Norman A. Scher. Pursuant to Tredegar's By-laws, the Executive Committee may exercise the full authority of the Board, except as limited by the Virginia Stock Corporation Act and except with respect to the compensation of the executive officers, which is determined by the Executive Compensation Committee. During 1995, the Executive Committee met formally on five occasions as Tredegar's principal management committee and met informally more frequently as required.

     Ms. Phyllis Cothran and Messrs. Austin Brockenbrough, III, Andre B. Lacy and W. Thomas Rice serve on Tredegar's Audit Committee. The Audit Committee met twice during 1995. The Audit Committee reviews Tredegar's internal audit and financial reporting functions and the scope and results of the audit performed by Tredegar's independent accountants and matters relating thereto and reports thereon to the Board. The Audit Committee also recommends to the Board the engagement of the independent accountants of Tredegar.

     Ms. Phyllis Cothran and Messrs. Austin Brockenbrough, III, and Emmett J. Rice serve on Tredegar's Executive Compensation Committee. The Executive Compensation Committee met twice during 1995. This Committee approves the salaries and bonus awards of executive officers, and grants awards under Tredegar's stock incentive plans. The Executive Compensation Committee is composed of individuals who are not, and have not been for the preceding year, eligible to participate in any stock incentive plan of Tredegar.

     Messrs. John D. Gottwald, Norman A. Scher and Austin Brockenbrough, III, serve on Tredegar's Nominating Committee. During 1995, the Nominating Committee met formally on one occasion. The Nominating Committee makes recommendations to the Board regarding nominees for election as directors and may make other recommendations regarding tenure, classification and compensation of directors.

     Tredegar's By-laws provide that a shareholder of Tredegar entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of Tredegar not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days prior to such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of Tredegar entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the applicable rules of the Securities and Exchange Commission had the nominee been nominated by the Board and (v) the consent of each nominee to serve as a director of Tredegar if so elected.

     Messrs. Floyd D. Gottwald, Jr., and Bruce C. Gottwald are brothers. Mr. John D. Gottwald is the son of Mr. Floyd D. Gottwald, Jr. The Gottwalds may be deemed to be control persons of Tredegar.

                                STOCK OWNERSHIP

     The following table lists the direct or indirect beneficial ownership of Tredegar's Common Stock by the directors, nominees and the executive officers named in the Summary Compensation Table as of February 1, 1996, and all directors and executive officers of Tredegar as a group as of February 1, 1996.

                                         SECURITY OWNERSHIP OF MANAGEMENT
                                      NUMBER OF SHARES
                                      WITH SOLE VOTING           NUMBER OF SHARES        TOTAL
                                       AND INVESTMENT           WITH SHARED VOTING      NUMBER
                                           POWER                  AND INVESTMENT          OF         PERCENT OF
                                 OUTSTANDING     OPTIONS(B)           POWER             SHARES        CLASS(A)
DIRECTORS, NOMINEES AND
  CERTAIN EXECUTIVE
  OFFICERS(c)
Austin Brockenbrough, III            15,000             --              2,220             17,220(d)
Phyllis Cothran                          --             --              5,400              5,400
Richard W.Goodrum                    87,346        125,850              4,500            217,696         1.77%
Bruce C. Gottwald                   768,486             --             69,766            838,252(e)      6.88%
Floyd D. Gottwald, Jr.            1,128,093             --            104,431          1,232,524(f)     10.12%
John D. Gottwald                    483,106        171,600            298,198            952,904(g)      7.71%
Steven M. Johnson                    11,577         45,873              2,250             59,700
Andre B. Lacy                           334             --             96,000             96,334(h)
Emmett J. Rice                          795             --                 --                795
W. Thomas Rice                        6,000             --                 --              6,000
Anthony J. Rinaldi                   24,097         39,123              2,060             65,280(i)
Norman A. Scher                      21,915        112,083                 60            134,058         1.09%

MANAGEMENT
All directors
  and executive officers
  as a group
  (16)(j)(k)                      2,587,134        619,393            528,865(l)       3,735,392(l)     29.17%(l)

     (a) Except as indicated, each person or group owns less than 1% of Tredegar's outstanding Common Stock.

     (b) The number of options included for the following executive officers and Management as a group consists of options with respect to which certain executive officers have the right to acquire beneficial ownership within 60 days of February 1, 1996.

     (c) Certain shares may be deemed to be beneficially owned by more than one person or group listed and are reported as being beneficially owned by each.

     (d) Austin Brockenbrough, III, disclaims beneficial ownership of 2,200 shares of Common Stock.

     (e) Bruce C. Gottwald disclaims beneficial ownership of 69,766 shares of Common Stock.

     (f) Floyd D. Gottwald, Jr., disclaims beneficial ownership of 104,431 shares of Common Stock.

     (g) John D. Gottwald disclaims beneficial ownership of 114,120 shares of Common Stock.

     (h) Andre B. Lacy disclaims beneficial ownership of 73,312 shares of Common Stock.

     (i) Anthony J. Rinaldi disclaims beneficial ownership of 1,987 shares of Common Stock.

     (j) The directors, nominees and executive officers have sole voting and investment power over all of the shares disclosed except for the shares listed in the second column, which are held by or jointly with spouses, by children or in partnerships and certain trust relationships. Any shares held under Ethyl's or Tredegar's benefit plans for the benefit of any director, nominee or executive officer are included in the number of shares over which the director, nominee or executive officer has sole voting or investment power. Shares held by the Trustees of such plans for the benefit of other employees are not included. See Note (c) to the table "Security Ownership of Certain Beneficial Owners" below.

     (k) Voting and investment power is shared by two directors with respect to 56,490 shares. This overlap in beneficial ownership has been eliminated for purposes of calculating the number of shares and the percentage of class owned by Management.

     (l) The above table does not include certain shares owned by adult children and attributed to Floyd D. Gottwald, Jr., and Bruce C. Gottwald in the table "Security Ownership of Certain Beneficial Owners" below. If such shares were included in the above table, the total number of shares of Management would equal 4,830,644 and the percentage owned by Management would equal 37.73%.

     Based solely on its review of the copies of the forms prescribed by Section 16(a) of the Securities Exchange Act of 1934 received by Tredegar, or written representations from certain reporting persons that no Forms 5 were required for those persons, Tredegar believes that all of its Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 1995, other than Messrs. Anthony J. Rinaldi and Frederick P. Woods. Messrs. Rinaldi and Woods each inadvertently neglected to timely report on Forms 5 the quarterly acquisition of shares of Tredegar Common Stock through the reinvestment of dividends in Tredegar's Dividend Reinvestment and Stock Purchase Plan. Messrs. Rinaldi and Woods each have filed an amended Form 5 that reflects such transactions.

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of Tredegar, was the beneficial owner as of February 1, 1996, of more than 5% of the shares of Tredegar's Common Stock.

                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
               NAMES AND ADDRESSES                            NUMBER               PERCENT
              OF BENEFICIAL OWNERS                           OF SHARES              CLASS
Floyd D. Gottwald, Jr., and
  Bruce C. Gottwald(a)
  330 South Fourth Street
  P.O. Box 2189
  Richmond, VA 23217                                         4,062,442(b)(c)         32.88%

Wachovia Bank of North Carolina, N.A.,
  as Trustee for the Savings Plan for
  the Employees of Tredegar Industries, Inc.
  301 North Main Street
  Winston-Salem, NC 27150                                    1,639,065(d)            13.45%(d)

     (a) Floyd D. Gottwald, Jr., and Bruce C. Gottwald (the "Gottwalds"), together with members of their immediate families, including John D. Gottwald, who is an employee of Tredegar, may be deemed to be a "group" for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Common Stock.

     (b) The Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except for 1,327,079 shares held by their respective wives and children, and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group.

     (c) This amount includes shares owned of record by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina ("Wachovia"), as Trustee under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Tredegar Savings Plan") for the benefit of certain members of the Gottwald family. This amount does not include 1,568,501 shares held by the Trustee of the Tredegar Savings Plan for the benefit of employees other than members of the Gottwald family. Shares held under the Tredegar Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plans. If a participating employee does not give the Trustee voting instructions, his shares are voted by the Trustee in accordance with the Board's recommendations to the shareholders, so long as such vote is consistent with the Trustee's fiduciary duties. Because members of the Gottwald family are executive officers, directors and the largest shareholders of Tredegar, they may be deemed to be control persons of Tredegar and to have the capacity to control any such recommendation of the Board.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Tredegar to the Chief Executive Officer and the four other highest paid executive officers for services in all capacities to Tredegar for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.


                                                SUMMARY COMPENSATION TABLE
                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES
                                                    ANNUAL COMPENSATION         UNDERLYING            ALL OTHER
        NAME AND                                     SALARY       BONUS        OPTIONS/SARs          COMPENSATION
   PRINCIPAL POSITION                      YEAR       ($)          ($)            (#)(1)              ($)
John D. Gottwald                           1995      333,000     125,000          22,500              16,882(2)
  President and Chief                      1994      333,000      90,000          56,250              16,758(2)
  Executive Officer                        1993      322,500      42,500             -0-              16,124(2)

Richard W. Goodrum                         1995      303,000     115,000          15,000              15,333(3)
  Executive Vice                           1994      303,000      75,000          37,500              15,230(3)
  President and Chief                      1993      293,250      32,500             -0-              14,662(3)
  Operating Officer

Norman A. Scher                            1995      303,000     115,000          15,000              15,333(3)
  Executive Vice                           1994      303,000      75,000          37,500              15,230(3)
  President, Chief                         1993      293,250      32,500             -0-              14,662(3)
  Financial Officer and
  Treasurer

Steven M. Johnson                          1995      178,000      50,000           7,500               8,968(4)
  Vice President-                          1994      166,667      35,000          18,750               8,363(4)
  Corporate Development                    1993      156,233      20,000             -0-               7,812(4)

Anthony J. Rinaldi                         1995      165,500      53,810           7,500               8,339(5)
  Corporate Vice President                 1994      156,500      36,042          18,750               7,854(5)
  and President of                         1993      150,417      20,000             -0-               7,521(5)
  Films Division

     (1) Stock option awards were adjusted in connection with Tredegar's recent three-for-two stock split.

     (2) Matching contributions under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") ($7,500 for 1995 and 1994 and $10,000 for 1993) and credit under the Savings Plan Benefit Restoration Plan (the "SPBR Plan") ($9,382 for 1995, $9,258 for 1994 and $6,124 for 1993).

     (3) Matching contributions under the Savings Plan ($7,500 for 1995 and 1994 and $10,000 for 1993) and credit under the SPBR Plan ($7,833 for 1995, $7,730 for 1994 and $4,662 for 1993).

     (4) Matching contributions under the Savings Plan ($6,650 for 1995, $5,533 for 1994 and $5,812 for 1993) and credit under the SPBR Plan ($2,318 for 1995, $2,830 for 1994 and $2,000 for 1993).

     (5) Matching contributions under the Savings Plan ($6,186 for 1995, $5,200 for 1994 and $5,627 for 1993) and credit under the SPBR Plan ($2,153 for 1995, $2,654 for 1994 and $1,894 for 1993).

STOCK OPTIONS AND SARs

     The following table sets forth information with respect to stock options granted to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1995. The stock option awards were adjusted in connection with Tredegar's recent three-for-two stock split. There were no SARs granted during the fiscal year ended December 31, 1995.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       GRANT DATE
                                        INDIVIDUAL GRANTS                                               VALUE(1)
                                                       PERCENT OF
                                                         TOTAL
                                      NUMBER OF         OPTIONS/
                                      SECURITIES      SARs GRANTED
                                      UNDERLYING      TO EMPLOYEES     EXERCISE OR
                                     OPTIONS/SARs      IN FISCAL       BASE PRICE      EXPIRATION       GRANT DATE
       NAME                          GRANTED (#)          YEAR           ($/SH)           DATE        PRESENT VALUE $
John D. Gottwald                        22,500            10.3%          $ 12.50        2/24/2005        $ 130,950
Richard W. Goodrum                      15,000             6.9             12.50        2/24/2005           87,300
Norman A. Scher                         15,000             6.9             12.50        2/24/2005           87,300
Steven M. Johnson                        7,500             3.4             12.50        2/24/2005           43,650
Anthony J. Rinaldi                       7,500             3.4             12.50        2/24/2005           43,650

     (1) The grant date present value is an estimate based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 23.85% based on the one-year historical volatility of Common Stock prior to the grant date, a risk-free rate of return of 7.49% based on the ten-year zero coupon U.S. Treasury bond yield at the time of grant, a dividend yield of 1.28% based on the annual dividend rate at the time of grant and an option term equal to the full ten-year stated option term. The estimated grant date present value does not reflect any discount for vesting, forfeiture provisions or prohibitions on transfer.

     The following table sets forth information with respect to the fiscal year-end value of all unexercised stock options and SARs held by the executive officers named in the Summary Compensation Table. Options and SARs were adjusted in connection with Tredegar's recent three-for-two stock split. None of such executive officers exercised any stock options or tandem SARs during the fiscal year ended December 31, 1995.




                                                   AGGREGATED OPTION/SAR EXERCISES
                                           IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                     SECURITIES                 VALUE OF
                                                                     UNDERLYING               UNEXERCISED
                                                                     UNEXERCISED              IN-THE-MONEY
                                                                   OPTIONS/SARs AT          OPTIONS/SARs AT
                                                                 FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)

                            SHARES ACQUIRED        VALUE            EXERCISABLE/              EXERCISABLE/
         NAME               ON EXERCISE (#)     REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
John D. Gottwald(2)               -0-               -0-           149,100/22,500(3)        $1,608,014/202,500
Richard W. Goodrum(2)             -0-               -0-           110,850/15,000(4)        $1,190,631/135,000
Norman A. Scher                   -0-               -0-            92,417/27,583(5)        $  986,453/278,572
Steven M. Johnson                 -0-               -0-            36,167/16,333(6)        $  430,853/123,960
Anthony J. Rinaldi                -0-               -0-            29,417/16,333(7)        $  360,923/123,960

     (1) Based on the closing price of $21.50 on 12/31/95.

     (2) The number of options and related SARs listed for Messrs. Gottwald and Goodrum include additional options and related SARs to purchase 10,350 and 5,850 shares of Common Stock of Tredegar, respectively, granted as compensation for incentive stock options to purchase shares of Ethyl common stock held by Messrs. Gottwald and Goodrum that were forfeited in connection with the spin-off of Tredegar from Ethyl. The 10,350 options granted to Mr. Gottwald are incentive stock options and the 5,850 options granted to Mr. Goodrum are non-incentive stock options.

     (3) Of the total 171,600 options, 92,850 include a tandem SAR.

     (4) Of the total 125,850 options, 73,350 include a tandem SAR.

     (5) Of the total 120,000 options, 67,500 include a tandem SAR.

     (6) Of the total 52,500 options, 26,250 include a tandem SAR.

     (7) Of the total 45,750 options, 19,500 include a tandem SAR.

RETIREMENT BENEFITS

     All of the executive officers participate in the Tredegar Industries, Inc. Retirement Income Plan (the "Pension Plan"). The Pension Plan provides a normal retirement benefit equal to 1.1% of the participant's final average earnings up to his Social Security covered compensation, times his years of pension benefit service, plus 1.5% of final average earnings in excess of covered compensation, times his years of pension benefit service. There is no deduction for Social Security benefits. Estimated annual benefits under the Pension Plan upon retirement at age 65, determined as of December 31,

1995, to persons with specified earnings and years of pension benefit service are set forth in the table below.

     The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the Pension Plan and (b) the earnings that may be used in computing a benefit. The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living. For 1995, the maximum benefit limitation was $116,915 (based on a five-year certain and life annuity) and the earnings limitation was $150,000.

     The Corporation also maintains the Tredegar Industries, Inc. Retirement Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan is designed to restore to selected participants the benefits that cannot be paid under the Pension Plan due to the Internal Revenue Code maximum benefit limitation, the earnings limitation, or both. The benefit payable under the Restoration Plan is the difference between the benefit that would have been payable under the Pension Plan, but for either or both of the Internal Revenue Code limitations, and the amount actually payable under the Pension Plan.




                                               PENSION PLAN TABLE
                            (ESTIMATED ANNUAL BENEFITS PAYABLE AT RETIREMENT(1)(2))


       REMUNERATION
(FINAL-AVERAGE EARNINGS)(3)                               YEARS OF SERVICE(4)
                              10           15           20           25           30           35            40
$125,000................    $17,713     $ 26,570     $ 35,426     $ 44,283     $ 53,140     $ 61,996     $ 70,853
 150,000................     21,463       32,195       42,926       53,658       64,390       75,121       85,853
 175,000................     25,213       37,820       50,426       63,033       75,640       88,246      100,853
 200,000................     28,963       43,445       57,926       72,408       86,890      101,371      115,853
 225,000................     32,713       49,070       65,426       81,783       98,140      114,496      130,853
 250,000................     36,463       54,695       72,926       91,158      109,390      127,621      145,853
 300,000................     43,963       65,945       87,926      109,908      131,890      153,871      175,853
 350,000................     51,463       77,195      102,926      128,658      154,390      180,121      205,853
 400,000................     58,963       88,445      117,926      147,408      176,890      206,371      235,853
 450,000................     66,463       99,695      132,926      166,158      199,390      232,621      265,853
 500,000................     73,963      110,945      147,926      184,908      221,890      258,871      295,853

     (1) The estimated benefits assume retirement at age 65 and assume that payment will be made for the lifetime of the participant, with five years' payment guaranteed, which is the normal form of payment under the Pension Plan and the Restoration Plan. The table assumes attainment of age 65 in 1995 and covered compensation of $25,920.

     (2) The estimated benefit set forth in the table was determined without regard to the Internal Revenue Code maximum benefit limitation or its limitation on earnings that may be used in computing a benefit. The Restoration Plan will provide Messrs. Gottwald, Goodrum and Scher the benefit that is "lost" under the Pension Plan due to the Internal Revenue Code maximum benefit limitation. In addition, the Restoration Plan will provide Mr. Goodrum the benefit that is "lost" under the Pension Plan due to the Internal Revenue Code limitation on the earnings that may be used in computing a benefit.

     (3) Final-Average Earnings is the average of the highest three consecutive calendar year's earnings (base earnings plus 50% of bonuses) during the ten consecutive years immediately preceding the date of determination. The current compensation covered under the Pension Plan for each of the executive officers named in the Summary Compensation Table and, in the case of Messrs. Gottwald, Goodrum and Scher, the Restoration Plan, are:
John D. Gottwald, $150,000; Richard W. Goodrum, $340,500; Norman A. Scher, $150,000; Steven M. Johnson, $150,000; and Anthony J. Rinaldi, $150,000.

     (4) The years of pension benefit service for each of the executive officers named in the Summary Compensation Table are: John D. Gottwald, 17; Richard W. Goodrum, 38.5; Norman A. Scher, 6; Steven M. Johnson, 6; and Anthony J. Rinaldi, 19.

COMPENSATION OF DIRECTORS

     Each member of the Board who was not an employee of Tredegar or any of its subsidiaries was paid $1,000 for attendance at each of the six Board meetings held in 1995. In addition, each such director was paid $500 for attendance at each meeting of a committee of the Board of which he or she was a member. Each chairman of a Board committee received an additional $250 for attendance at each meeting of his committee. In addition, each director was paid a quarterly fee of $3,000 during 1995. Employee members of the Board are not paid separately for their service on the Board.

EMPLOYMENT CONTRACT WITH NORMAN A. SCHER

     Tredegar has an employment agreement with Norman A. Scher, effective until June 30, 1997, providing for an annual salary of not less than $250,000 and the payment to him of up to two years' salary in case of termination of employment under certain conditions and, in case of disability, annual benefits of a specified amount. A substantial part of such disability benefits are available under Tredegar's disability benefit plan. In the event of Mr. Scher's death, Tredegar has agreed to pay his estate an amount equal to two years' salary less any amounts payable to his estate under any group insurance program of Tredegar. At present, such benefit would be payable to Mr. Scher's estate under Tredegar's general group insurance program supplemented by insurance purchased by Mr. Scher.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Tredegar's Executive Compensation Committee (the "Committee") is comprised of three independent directors. No Committee member is a current or former employee of Tredegar or any of its subsidiaries. The Committee's role is to review and approve practices and policies related to compensation primarily for executive officers, including those officers listed in this proxy statement.

COMPENSATION PHILOSOPHY

     The Committee's philosophy is based on the principle that executive compensation plans should be designed and administered to motivate and retain highly qualified executives, with incentives linked closely to financial performance and enhanced shareholder value. Control of all fixed costs is critical to Tredegar's continued success. This requires a significant portion of compensation increases to be closely linked to performance and, therefore, variable in nature. However, Tredegar should remain competitive with salaries.

BASE SALARIES

     In determining base salaries, Tredegar identifies a reasonable range around the average for comparable executive positions in a comparison group of companies. Actual officer salaries are generally set within this range based on individual performance and experience. Annual salary increases are considered. The amount of such increases is based on a variety of factors including average increases in comparison companies, individual performance (evaluated subjectively), the officer's position in the pay range, Tredegar's financial condition, and other variable components of compensation.

     The comparison company group for compensation is generally not the same as the published industry index that appears in the performance graph of this proxy statement because index companies are not necessarily viewed as direct competitors for executive talent. Comparison companies are chosen, and information on pay evaluated, with the assistance of independent consultants.

     The 1995 base salary for the Chief Executive Officer (CEO) was $333,000. This salary is below the average for the comparison group. The CEO's base salary has not been increased since 1993. Similarly, the Chief Financial Officer and Chief Operating Officer did not receive base salary increases for 1995, and their base salaries have not been increased since 1993.

BONUSES

     Although bonus awards are discretionary, the bonus portion of compensation is tied to an assessment of performance. Some division executives' bonuses are linked directly by formula to specific division performance measures. In such cases, economic profit added is the most widely used and most heavily weighted measure. In other cases, a broad range of financial measures as well as progress on strategic issues are reviewed.

     In 1995, total bonuses paid to executive officers were approximately 50% greater than the 1994 amount, reflecting significant improvement in relevant performance measures.

     The Committee awarded the CEO a bonus of $125,000 compared to $90,000 paid the prior year. In 1995, 27.3% of the CEO's total cash compensation was comprised of incentive cash compensation, compared with 21.3% in 1994. Both 1995 and 1994 incentive cash percentages were below market averages.

STOCK OPTIONS

     Stock options are considered an important part of compensation at Tredegar. As of March 1, 1996, 793 employees have stock options. Over time the stock price reflects Management's performance. Through the options granted, Management and shareholder interests are more closely tied.

     Tredegar has two stock incentive plans (collectively the "SIP"). Each year the Committee considers granting awards under the SIP to executive officers and other employees and individuals providing valuable services to Tredegar or its subsidiaries. Consistent with the objective of closely aligning executives' interests with those of Tredegar shareholders, the SIP enables the Committee to grant stock options, stock appreciation rights ("SARs"), and shares of restricted stock. The Committee determines the terms and conditions of any options, SARs, or restricted stock granted.

     Executive officers as a group were granted options for 90,000 shares on a discretionary basis in 1995, all at fair market value on the grant date ($12.50 per share). The CEO was granted 22,500 option shares.

CORPORATE TAX CONSIDERATIONS

     Congress recently passed a law, effective in 1994, that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law, covered in Internal Revenue Code Section 162(m), allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are "performance-based" rather than discretionary.

     While significant parts of Tredegar's compensation program is discretionary, the Corporation is not currently in danger of losing deductions under Code Section 162(m). The Committee will carefully review any compensation plan or action that would result in the disallowance of compensation deductions. The Committee will consider a variety of factors, including the amount of any deductions that may be lost.

EXECUTIVE COMPENSATION COMMITTEE:

          Phyllis Cothran, Chairman     Emmett J. Rice
          Austin Brockenbrough, III

February 21, 1996

ADDITIONAL INFORMATION ON COMPENSATION PAID TO TREDEGAR'S EXECUTIVE OFFICERS HAS BEEN INCLUDED IN TREDEGAR'S ANNUAL REPORT TO SHAREHOLDERS.

COMPARATIVE COMPANY PERFORMANCE

     The following graph compares cumulative total returns for Tredegar, the S&P Small Cap 600 Stock Index, and the S&P Manufacturing (Diversified Industries), a nationally recognized industry index, since December 31, 1990. The comparison assumes $100 invested on December 31, 1990, and assumes dividend reinvestment.

                              [GRAPH APPEARS HERE]

                                         FISCAL YEAR ENDED DECEMBER 31
                              1990     1991     1992     1993     1994     1995
TREDEGAR                      $100     $139     $219     $216     $254     $475
S&P SMALLCAP 600               100      148      180      213      203      264
S&P MFG.                       100      123      133      161      167      235

                            DESIGNATION OF AUDITORS

     The Board has designated Coopers & Lybrand L.L.P., certified public accountants, as Tredegar's independent auditors for the year 1996, subject to shareholder approval. This firm has audited Tredegar's financial statements since Tredegar became an independent company. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of Tredegar and its subsidiaries and, in connection with the audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of Tredegar's quarterly reports.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF COOPERS & LYBRAND L.L.P. AS AUDITORS.

         APPROVAL OF THE TREDEGAR INDUSTRIES, INC. 1996 INCENTIVE PLAN

     The Board proposes that the shareholders approve the Tredegar Industries, Inc. 1996 Incentive Plan (the "1996 Plan"), adopted by the Board on February 21, 1996, subject to the approval of the Corporation's shareholders. The 1996 Plan permits the grant of options to purchase shares of Common Stock from the Corporation, stock appreciation rights ("SARs"), Stock Awards and Incentive Awards.

     The Board believes that the 1996 Plan will benefit the Corporation by (i) assisting it in recruiting and retaining the services of individuals with ability and initiative, (ii) providing greater incentive for employees and other individuals who provide valuable services to the Corporation or its subsidiaries, and (iii) associating the interests of such persons with those of the Corporation and its shareholders through opportunities for increased stock ownership and performance-based incentive compensation. The more significant features of the 1996 Plan are described below.

ADMINISTRATION

     The Executive Compensation Committee of the Board (the "Compensation Committee") will administer the 1996 Plan. The Compensation Committee will have the authority to select the individuals who will participate in the 1996 Plan ("Participants") and to grant Options and SARs and to make Stock Awards and Incentive Awards upon such terms (not inconsistent with the terms of the 1996
Plan), as the Compensation Committee considers appropriate. In addition, the Compensation Committee will have complete authority to interpret all provisions of the 1996 Plan, to prescribe the form of agreements evidencing awards under the 1996 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 1996 Plan and to make all other determinations necessary or advisable for the administration of the 1996 Plan.

     The Compensation Committee may delegate its authority to administer the 1996 Plan to the Executive Committee of the Board or to an officer of the Corporation. The Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). As used in this summary, the term "Administrator" means the Compensation Committee and any delegate, as appropriate.

ELIGIBILITY

     Any employee of the Corporation or any subsidiary and any person who provides services to the Corporation or a subsidiary is eligible to participate in the 1996 Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Corporation or a subsidiary. No person may participate in the 1996 Plan during the time that his participation would prevent the Compensation Committee from being "disinterested" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3"). THE CORPORATION IS NOT ABLE TO ESTIMATE THE NUMBER OF INDIVIDUALS THAT THE ADMINISTRATOR WILL SELECT TO PARTICIPATE IN THE 1996 PLAN OR THE TYPE OR SIZE OF AWARDS THAT THE ADMINISTRATOR WILL APPROVE.

AWARDS

     OPTIONS. Options granted under the 1996 Plan may be incentive stock options ("ISOs") or non-qualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash or, with the Administrator's consent, with shares of Common Stock, a combination of cash and Common Stock or in installments. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed ten years in the case of an ISO. Options generally will be nontransferable except by will or the laws of descent and distribution. The Administrator may prescribe that options may be transferred without consideration to members of the Participant's immediate family, a family trust or a family partnership or as permitted under Rule 16b-3, as in effect from time to time.

     No employee may be granted ISOs (under the 1996 Plan or any other plan of the Corporation) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 150,000 shares of Common Stock.

     SARs. SARs generally entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The 1996 Plan provides that the Administrator may prescribe that the Participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Administrator may limit the amount of appreciation that may be realized upon the exercise of an SAR.

     SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates and vice versa.

     SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an SAR may be exercised will be fixed by the Administrator at the time the SAR is granted but cannot exceed ten years in the case of an SAR that is granted in relation to an ISO. SARs generally will be nontransferable except by will or the laws of descent and distribution. The Administrator may prescribe that SARs may be transferred as permitted under Rule 16b-3, as in effect from time to time.

     No Participant may be granted SARs in any calendar year for more than 25,000 shares of Common Stock. For purposes of this limitation (and the limitation on individual option grants), an option and a Corresponding SAR are treated as a single award.

     STOCK AWARDS. The 1996 Plan also permits the grant of Stock Awards, i.e., shares of Common Stock. A Stock Award may be subject to forfeiture or nontransferable or both unless and until certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to the fair market value of the Common Stock or on the Corporation's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. A Stock Award that is not immediately vested and nonforfeitable will be restricted for a period of at least three years; provided, however, that the period shall be at least one year in the case of a Stock Award that is subject to objectives based on one or more of the foregoing performance criteria. No participant may be granted Stock Awards in any calendar year for more than 25,000 shares.

     INCENTIVE AWARDS. Incentive Awards also may be granted under the 1996 Plan. An Incentive Award is an opportunity to earn a bonus, payable in cash, upon the attainment of stated performance objectives. The performance objectives may be stated with reference to the fair market value of the Common Stock or on the Corporation's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. The period in which the performance will be measured will be at least one year. Incentive Awards are nontransferable except by will or the laws of descent and distribution except that the Administrator may grant Incentive Awards that are transferable as permitted under Rule 16b-3, as in effect from time to time. No Participant may receive an Incentive Award payment in any calendar year that exceeds the lesser of (i) 75 percent of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the Incentive Award or (ii) $250,000.

SHARE AUTHORIZATION

     Under the 1996 Plan, a maximum of 450,000 shares of Common Stock may be issued upon the exercise of options and SARs and the grant of Stock Awards. No more than 100,000 shares of Common Stock may be issued as Stock Awards. These limitations will be adjusted, as the Administrator determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events. The terms of outstanding awards and the limitations on individual grants also may be adjusted by the Administrator to reflect such changes.

AMENDMENT AND TERMINATION

     No option or SAR may be granted and no Restricted Stock may be awarded under the 1996 Plan after February 20, 2006. The Board may, without further action by shareholders, terminate or suspend the 1996 Plan in whole or in part. The Board also may amend the 1996 Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the 1996 Plan, changes the class of individuals who may be selected to participate in the 1996 Plan or materially increases the benefits that may be provided under the 1996 Plan will become effective until it is approved by shareholders.

FEDERAL TAX CONSEQUENCES

     The Corporation has been advised by counsel regarding the federal income tax consequences of the 1996 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

     No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

     Income is recognized on account of the grant of a Stock Award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the Participant recognizes income equal to the fair market value of the Common Stock.

     No income is recognized upon the grant of an Incentive Award. Income will be recognized on the date that payment is made under the Incentive Award.

     The employer (either the Corporation or a subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or the vesting of a Stock Award or the settlement of an Incentive Award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of ISO stock.

     For the approval of the 1996 Plan, the Plan must be approved by the holders of a majority of the shares of Common Stock represented at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE 1996 INCENTIVE PLAN.

                       PROPOSALS FOR 1997 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1997 annual meeting of shareholders must present such proposal to Tredegar at its principal office in Richmond, Virginia, not later than November 29, 1996, in order for the proposal to be considered for inclusion in Tredegar's proxy statement.

     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, even if the proposal is not to be included in Tredegar's proxy statement, Tredegar's By-laws provide that the shareholder must give timely notice in writing to the Secretary of Tredegar not later than ninety days prior to the meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

                           ANNUAL REPORT ON FORM 10-K

     TREDEGAR WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF TREDEGAR'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. REQUESTS FOR SUCH COPY SHOULD BE DIRECTED TO TREDEGAR INDUSTRIES, INC., 1100 BOULDERS PARKWAY, RICHMOND, VIRGINIA, 23225, ATTENTION: CORPORATE SECRETARY. PROVIDED WITH THE COPY OF THE FORM 10-K WILL BE A LIST OF EXHIBITS TO THE FORM 10-K, SHOWING THE COST OF EACH. ANY OF SUCH EXHIBITS WILL BE PROVIDED UPON PAYMENT OF THE CHARGE NOTED ON THE LIST.

                                 OTHER MATTERS

     The Board is not aware of any matters to be presented for action at the meeting other than set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Nancy M. Taylor, SECRETARY

                                     NOTICE

                                      AND

                                PROXY STATEMENT

                                      FOR

                                 ANNUAL MEETING

                                       OF

                                  SHAREHOLDERS

                                  MAY 21, 1996

                           [TREDEGAR INDUSTRIES LOGO]

                           TREDEGAR INDUSTRIES, INC.
                             1100 Boulders Parkway
                            Richmond, Virginia 23225

                           TREDEGAR INDUSTRIES, INC.
                               RICHMOND, VIRGINIA

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1996

    The undersigned hereby appoints Michael W. Giancaspro, Norman A. Scher and Nancy M. Taylor, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock of Tredegar Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 21, 1996, and at any and all adjournments thereof:

1. ELECTION OF DIRECTORS              [ ] FOR all nominees listed           [ ] WITHHOLD AUTHORITY
                                          below (except as otherwise            to vote for all of the
                                          indicated below)                      nominees listed below


          Phyllis Cothran, Richard W. Goodrum, Floyd D. Gottwald, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF SUCH NOMINEES WRITE THE
             NOMINEE'S NAME ON THE LINE PROVIDED BELOW

2. [ ] FOR [ ] AGAINST [ ] ABSTAIN   The proposal to approve the designation of
                                     Coopers & Lybrand L.L.P. as the auditors for Tredegar for 1996

3. [ ] FOR [ ] AGAINST [ ] ABSTAIN   The proposal to approve the Tredegar
                                     Industries, Inc. 1996 Incentive Plan

In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

    This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3.

                                            Dated __________________ , 1996

                                            __________________________________
                                                         Signature

                                            Please sign name exactly as it
                                            appears on the stock certificate.
                                            Only one of several joint owners
                                            need sign. Fiduciaries should give
                                            full title.

                                            Please MARK, SIGN, DATE AND RETURN
                                            the Proxy Card promptly using the
                                            enclosed envelope.